Exhibit 99.1

IMAGE ENTERTAINMENT AMENDS CONVERTIBLE NOTE

AMENDMENT GRANTS FURTHER EXTENSION TO DEADLINE FOR
INSTALLMENT PAYMENT OF PRINCIPAL

CHATSWORTH, Calif., October 29, 2009 – Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee and distributor of entertainment programming in North America, announced today that it has entered into an Amendment Agreement (the “Amendment Agreement”) with the holder (the “Holder”) of its 8.875% senior convertible note due August 30, 2011 in the principal amount of $15,700,792.60 (the “Note”). The Amendment Agreement amends the Note to change the dates on which the Holder may request the next installment payment under the Note. Upon delivery of appropriate notice, the Holder may now require a $4 million principal payment (plus accrued interest) on November 15, 2009 rather than October 30, 2009. The $4 million principal payment may be further deferred until November 30, 2009 if the Company enters into a written agreement with a bona fide purchaser prior to November 15, 2009, that would result in a change of control of the Company. The November 30, 2009 installment payment date may be accelerated to any date after November 15, 2009, but before November 30, 2009, if the written agreement with the bona fide purchaser has been terminated or otherwise ceases to be in full force and effect. The Amendment Agreement also amended the time period by which the Holder must provide notice to the Company of its determination to request an installment payment from five trading days prior to the installment payment date to two trading days.

About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee and distributor of entertainment programming in North America, with approximately 3,200 exclusive DVD titles and approximately 340 exclusive CD titles in domestic release and approximately 400 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary, Egami Media, Inc. has digital download rights to approximately 2,000 video programs and over 300 audio titles containing more than 5,100 individual tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the Company’s goals, plans and projections regarding the Company’s evaluation of its strategic alternatives, payment of the Portside Note, financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, but are not limited to, (a) the Company’s ability to continue as a going concern, (b) the Company’s ability to secure media content on acceptable terms, (c) the Company’s ability to service it’s principal and interest obligations on it’s outstanding debt or otherwise renegotiate or refinance such outstanding debt, (d) the ability of the Company’s common stock to continue trading on NASDAQ, (e) changes in the retail DVD and digital media and entertainment industries, (f) changes in the Company’s business plan, (g) the Company’s limited working capital and the Company’s inability to raise additional working capital on acceptable terms or at all, (h) the Company’s ability to borrow against the Company’s revolving line of credit, (i) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors, (j) changes in general economic conditions, including the performance of financial markets and interest rates, (k) difficult, adverse and volatile conditions in the global and domestic capital and credit markets, (l) claims that the Company infringed other parties’ intellectual property, (m) changing public and consumer taste and changes in customer spending patterns, (n) decreasing retail shelf space for the Company’s industry, (o) the performance of business partners upon whom the Company depends upon, (p) changes in accounting standards, practices or policies, (q) adverse results or other consequences from litigation, arbitration or regulatory investigations, and (r) further sales or dilution of the Company’s equity, which may adversely affect the market price of the Company’s common stock.

For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and the Company’s most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results for the periods identified may differ materially from management’s expectations. Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Steve Honig The Honig Company, Inc. 818-986-4300 press@honigcompany.com